Each of the Huntington Funds (each, a “Lender”)

listed on Schedule I, individually and not jointly

c/o The Huntington Funds

41 South High Street

Columbus, Ohio 43215

July 11, 2014

Dear Sirs

(A)	Pursuant to the terms of the Securities Lending Agreement dated as of February 21, 2012 (the “Agreement”) between the Lender and Morgan Stanley & Co. LLC (“Morgan Stanley”), the Lender is authorized to enter into securities lending transactions with Morgan Stanley under the terms of the Agreement.

(B)	The parties to this Exclusive Lending Letter (the “Letter”) wish to record certain arrangements which they have made in relation to the exclusive basis on which Morgan Stanley may borrow Borrowable Securities from the Lender and on which the Lender will lend such Borrowable Securities to Morgan Stanley.

IT IS AGREED AS FOLLOWS:

1.	Exclusive Lending

1.1	The Lender undertakes and agrees that, for the entire period of the Term and subject to the terms of this Letter that:

1.1.1	Morgan Stanley will have the exclusive right to borrow (whether by way of a stock loan (or arrangement similar thereto)) any Borrowable Securities from time to time owned by the Lender;

1.1.2	it will be committed to lend to Morgan Stanley any Borrowable Securities from time to time owned by it that Morgan Stanley wishes to borrow pursuant to paragraph 1.1.1 above; and

1.1.3	it will not, without Morgan Stanley’s prior written consent, enter into any stock loan, repurchase transaction, or any synthetic securities lending transaction (including but not limited to any sale followed by or linked to a swap, purchase of certificates/notes, call option or yield enhancement trade) or any arrangements similar thereto involving any Borrowable Securities with any person or entity other than Morgan Stanley.

1.2	Any stock loan transaction (or any arrangements similar thereto) between the Lender and Morgan Stanley will be subject to the terms of the relevant Agreement (or such other agreement as agreed by the Lender and Morgan Stanley), as supplemented by this Letter.

2.	Fee

2.1	Morgan Stanley will, subject to the terms of this Letter and as specified in Schedule I hereto, (i) pay to the Lender an aggregate fee for the Term (the “Fee”) and, (ii) in connection for custody services covering monitoring and record-keeping relating to this Letter, pay to The Huntington National Bank a transaction fee (the “Transaction Fee”). Each of Fee and Transaction Fee shall be payable in monthly instalments no later than the tenth (10) Business Day of each calendar month during the Term, each such instalment being subject to adjustment in accordance with this Letter.

2.2	The Fee shall constitute the “sums” for any Borrowable Securities borrowed by Morgan Stanley from the Lender and, for the avoidance of doubt, no “sums” shall otherwise be payable by Morgan Stanley under the Agreement.

2.3	It shall be a sufficient discharge of Morgan Stanley’s obligations hereunder, and under the Agreement, in relation to the Fee, for Morgan Stanley to pay any instalment of such Fee to the Lender when due.

2.4	Any reference to the Fee in this Letter shall be to the Fee as adjusted pursuant to the terms of this Letter.

3.	Statement of Borrowable Securities

The Lender agrees to supply, or procure the supply of, a Statement of Borrowable Securities to Morgan Stanley by no later than 7:00 a.m. (New York time) on each Business Day.

4.	Re-Negotiation of Fee

4.1	If at any time during the Term:

4.1.1	the Total Value of Borrowable Securities exceeds an amount equal to 115% of the Initial Value of Borrowable Securities, or is less than an amount equal to 85% of the Initial Value of Borrowable Securities; or

4.1.2	any change occurs in the type of Collateral that Morgan Stanley may provide to the Lender in relation to any loan of Borrowable Securities; or

4.1.3	any change in the identity or authorization of the Lender’s custodian occurs or the way in which either conducts its securities lending business changes, in each case such that there is a material effect on the arrangements entered into under this Letter or the Agreement; or

4.1.4	the Agreement is terminated by Morgan Stanley in accordance with its terms or by the Lender upon the occurrence of an Event of Default with respect to Morgan Stanley; or

4.1.5	any change occurs (whether retrospective or otherwise) which (i) is verifiable by reference to any public statute, regulation or other public announcement on the part of any relevant governmental or fiscal agency or body; and (ii) relates to any existing tax rate or other relevant fiscal rates in relation to any dividends; and which in either case affects any loans (whether retrospective or otherwise) under the Agreement, then (a) upon the occurrence of any event falling within paragraphs 4.1.1 to 4.1.4 (inclusive), either Morgan Stanley or the Lender may send the other a Re-Negotiation Notice and Morgan Stanley and the Lender shall promptly endeavor, in good faith, to re-negotiate the Fee to reflect any adjustments as a result of the operation of those paragraphs; and (b) upon the occurrence of any change to any tax or fiscal rates within paragraph 4.1.5 of this Letter, which Morgan Stanley determines impacts the return (whether future or past) to Morgan Stanley arising, or which would arise, from borrowing the Borrowable Securities, Morgan Stanley may, by notice to the Lender, adjust the Fee to take account of any such change (including, for the avoidance of doubt, where such change has had retrospective effect).

4.2	In the event that, at any time during the Term, (a) Morgan Stanley or the Lender, acting reasonably, and after having taken appropriate legal advice, determines that any loan of Borrowable Securities under this Letter and/or the Agreement, or any transaction for which the Borrowable Securities may have been borrowed, becomes or will become illegal or prohibited in accordance with any applicable law or regulation or contrary to the ruling of any competent competition authority; or (b) Morgan Stanley or the Lender determines that, due to any change in tax or fiscal laws or regulations or any political, settlement or other similar risks, it does not wish to continue any loan of Borrowable Securities (in each case, a “Prohibited Loan”), for the period during which any such loans are Prohibited Loans, then Loaned Securities in relation to any Borrowable Securities lent to Morgan Stanley under any Prohibited Loan will be redelivered to the Lender in accordance with the Agreement and, in such event, Morgan Stanley may, acting in good faith and in a reasonable manner, adjust the Fee.

4.3	In the event that a Statement of Borrowable Securities is not received by Morgan Stanley by the specified time for a consecutive period of five or more days, and as a result Morgan Stanley’s ability to borrow Borrowable Securities from the Lender is adversely affected then Morgan Stanley may, by notice to the Lender, adjust the Fee accordingly. Any such adjustment of the Fee shall take retrospective effect from the first day on which the Statement of Borrowable Securities was not received by Morgan Stanley.

5.	Termination of Letter

5.1	In the event that (in relation to paragraph 4.1(a)) Morgan Stanley and the Lender have attempted, but are unable, to reach an agreement as to the level of any re-negotiated Fee within two weeks of the date from which the relevant Re-Negotiation Notice is sent, then the party that submitted that Re-Negotiation Notice may, by giving one week’s further written notice to the other party, terminate this Letter.

5.2	In the event that:

5.2.1	there is an amendment or alteration, by the Lender or otherwise, to any investment guidelines, restrictions or powers that are applicable to it so as (in the reasonable opinion of Morgan Stanley) to materially alter the Lender’s ability to enter into stock loan or similar transactions;

5.2.2	the Lender breaches the restrictions contained in paragraphs 1.1.1 and 1.1.3;

then Morgan Stanley may, upon giving to the Lender not less than two weeks’ written notice, terminate this Letter.

5.3	Upon termination of this Letter pursuant to paragraphs 5.1, 5.2, 9.1 or 10.2 or upon termination of the Agreement by Morgan Stanley or on termination of the Agreement by the Lender on the occurrence of an Event of Default in respect of Morgan Stanley, Morgan Stanley’s only obligation to the Lender, in relation to the Fee due under this Letter, will be to pay such amount of Fee as is due to the Lender (being a maximum amount of one instalment), pro rata according to the time from (and including) the first day following the immediately preceding calendar month in respect of which an instalment of the Fee was due until (but excluding) the date of termination.

6.	No Termination of Agreement

In recognition of its commitment to lend the Borrowable Securities for the Term, the Lender undertakes and agrees that it will not terminate the Agreement during the Term other than upon the occurrence of an Event of Default.

7.	Recall of Loaned Securities

In relation to any Borrowable Securities borrowed by Morgan Stanley, the Lender may, upon giving Morgan Stanley notice in accordance with the Agreement, only require redelivery of Loaned Securities to it where those Loaned Securities are required by the Lender to be delivered to satisfy any sale undertaken by the Lender. Further, should the Lender recall Loaned Securities in connection with such a sale, then Lender shall promptly make available substitute securities that are equivalent to the Borrowable Securities, as determined by Morgan Stanley in its reasonable discretion, to lend to Morgan Stanley pursuant to this Letter.

Without prejudice to any other provision of this Letter, if: (i) any Borrowable Securities are recalled or otherwise made unavailable to Morgan Stanley; and (ii) Lender is unable to provide acceptable substitute securities, in each case pursuant to the terms of this Letter, Morgan Stanley may adjust the Fee to take account of the cost incurred by Morgan Stanley in borrowing equivalent securities from third parties.

8.	New Fee and New Term

8.1	The Lender and Morgan Stanley agree that:

8.1.1	one month prior to the expiration of the Term, Morgan Stanley and the Lender shall enter into good faith discussions to agree a new aggregate fee (the “New Fee”) in respect of such additional period (the “New Term”) beginning and ending on such dates as Morgan Stanley and the Lender may agree at such time, such agreement to be confirmed in writing; and

8.1.2	during the period after the expiration of the Term and prior to the commencement of any New Term, Morgan Stanley will, in consideration of the continuing exclusive right to borrow any Borrowable Securities under this Letter, pay to the Lender an amount equal to the Fee in respect of the Term pro-rated for the period from (and including) the first day following expiration of the Term to (but excluding) the commencement of the New Term (as provided in paragraph 8.2.1) or the termination of this Letter as provided below (and payments of such amounts shall be paid at the end of each calendar month),

PROVIDED THAT either Morgan Stanley or the Lender may, on or at any time after the expiration of the Term and prior to the commencement of any New Term, terminate this Letter by giving the other one week’s notice.

8.2	Upon commencement of any New Term:

8.2.1	Morgan Stanley’s obligation to pay the fee specified in, and pursuant to, paragraph 8.1.2 will be terminated and Morgan Stanley’s only obligation in respect of such fee will be to pay such fee (subject to a maximum amount of one monthly instalment), pro rata according to the time from (and including) the first day following the immediately preceding calendar month in respect of which any such fee was due until (but excluding) the commencement of such New Term; and

8.2.2	the New Fee and the New Term shall be deemed to be the “Fee” and the “Term” respectively under this Letter.

9.	Representations and Warranties

9.1	Morgan Stanley represents and warrants to the Lender and the Lender represents and warrants to Morgan Stanley, that:

9.1.1	it has the capacity and authority to enter into and perform the terms of this Letter;

9.1.2	it is not restricted by its constitution, under any regulations to which it is subject, or in any other manner, from entering into and performing its obligations under this Letter; and

9.1.3	it has all necessary consents, approvals and licences to enter into, and perform its obligations under, this Letter.

9.2	Morgan Stanley represents and warrants that it is borrowing or will borrow Borrowable Securities (except for Borrowable Securities that qualify as “exempted securities” under Regulation T) for the purposes of making delivery of securities in the case of short sales, failure to receive securities required to be delivered, or as otherwise permitted pursuant to Regulation T.

9.3	Morgan Stanley may terminate this Letter with immediate effect by notice to the Lender in the event that any representation or warranty made by the Lender is incorrect or untrue, or subsequently becomes incorrect or untrue, in any material respect.

10.	Stock Exchange Notification

The Lender acknowledges and accepts that Morgan Stanley may, pursuant to any applicable regulations, be required to make certain notifications and/or disclosures to a stock exchange and/or any other regulatory authority in respect of the exclusive arrangements set out in this Letter.

11.	Notices

Unless otherwise stated, all notices under this Letter shall be in writing (which shall include e-mail or facsimile messages) and shall be deemed to be validly delivered is sent by prepaid first class post or left at the addresses or sent to the e-mail address or facsimile number of the relevant party, or such other addresses or e-mail addresses or facsimile numbers as each party may notify in writing to the other.

12.	Definitions

12.1	All capitalized terms and expressions which have defined meanings in the Agreement shall have the same meanings in this Letter except where the context requires otherwise or unless otherwise stated. In addition, in this Letter the following expressions shall have the following meanings:

“Business Day” means a day on which banks and securities markets are open for business generally in New York;

“Borrowable Securities” means any securities (including, for the avoidance of doubt, ADRs and GDRs) at any time owned or held by the Lender;

“Initial Value” means, in respect of Borrowable Securities, the aggregate Value of such Borrowable Securities as of May 12, 2014;

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time;

“Re-Negotiation Notice” means a notice from Morgan Stanley or the Lender, as the case may be, that it requires re-negotiation of the Fee pursuant to the terms of this Letter;

“Statement of Borrowable Securities” means a statement, by way of electronic (or similar) “feed”, containing details of the following information:

(i)	the balance of Borrowable Securities available for loan to Morgan Stanley pursuant to the Agreement as of the close of trading in New York on the immediately preceding day on which banks and securities markets are open for business generally in New York;

(ii)	the balance of Borrowable Securities which Morgan Stanley have currently on loan from the Lender as of the close of trading in New York on the immediately preceding day on which banks and securities markets are open for business generally in New York;

(iii)	pending, but not yet settled, purchases and sales of Borrowable Securities by the Lender as of the close of trading in New York on the immediately preceding day on which banks and securities markets are open for business generally in New York; and

(iv)	pending, but not yet settled, loans and redeliveries of Loaned Securities to Borrowable Securities by Morgan Stanley to the Lender, pursuant to the Agreement as of the close of trading in New York on the immediately preceding day on which banks and securities markets are open for business generally in New York;

“Term” means the period beginning on June 1, 2014, and ending on May 31, 2015, subject to paragraph 8;

“Total Value” means, in respect of any Borrowable Securities, on any day, the aggregate Value of such Borrowable Securities owned by the Lender at such time (including, without limitation, the Value of those lent to Morgan Stanley under the Agreement), as calculated by Morgan Stanley using information provided in the Statement of Borrowable Securities in respect of such day; and

“Value” means, in respect of any Borrowable Securities, the market value thereof at the close of business on the previous Business to such Borrowable Securities, as derived from a reputable pricing information service reasonably chosen in good faith by Morgan Stanley.

12.2	Any reference in this Letter to the Agreement shall be taken to be a reference to such Agreement, as amended from time to time, as the context requires.

12.3	Any reference in this Letter to Morgan Stanley undertaking any action, including re-negotiating the Fee, or serving any notice on the Lender, shall be deemed to be any such action taken, as the case may be, on behalf of all or any of Morgan Stanley.

13.	Counterparts

This Letter may be executed in any number of counterparts, each of which will be deemed to be an original and all of which shall, when taken together, constitute one and the same document.

14.	Confidentiality

The Lender agrees that it shall not disclose the contents of, and the details contained in, this Letter to any third party without Morgan Stanley’s prior written consent.

15.	Governing Law and Jurisdiction

15.1	This Letter shall be governed by and construed in accordance with the laws of the State of New York.

15.2	Each party irrevocably agrees for the benefit of the other that the courts of the State of New York and the United States District Court located in the borough of Manhattan in New York City of the State of New York shall have exclusive jurisdiction to settle any disputes which may arise in connection with this Letter and, for such purposes, irrevocably submits to the jurisdiction of such courts.

15.3	Each party irrevocably waives any objection that it may now or hereafter have to the courts referred to in paragraph 15.2 being nominated as the forum to settle any disputes, and agrees not to claim that any such court is not a convenient or appropriate forum.

16.	Scope of Agreement

Upon execution of this Letter by both parties hereto, (i) this Letter shall supersede and replace the Exclusive Fee Side Letter dated as of May 22, 2013 between Morgan Stanley and each of the Huntington Funds listed on Schedule I of the Agreement, including any amendment thereto (the “Prior Agreement”) and (ii) the Prior Agreement shall be deemed cancelled and will be of no further force or effect.

Signed for and on behalf of Morgan Stanley & Co. LLC	Agreed and accepted by Each of the Huntington Funds listed on Schedule I

Schedule I to the Exclusive Lending Letter

Lender	Initial Value of Borrowable Securities	Fee
Huntington Real Strategies Fund	$61,485,943	$43,200
Huntington Situs Fund	$333,841,157	$814,000
Huntington International Equity Fund	$163,291,702	$14,400
Huntington World Income Fund	$22,435,849	$48,000
Huntington Dividend Capture Fund	$266,785,386	$28,800
Huntington VA Dividend Capture Fund	$42,366,266	$1,920
Huntington Global Select Markets Fund	$5,615,655	$960
Huntington VA Situs Fund	$66,506,801	$196,800
Huntington VA International Equity Fund	$21,878,859	$960

Transaction Fee

$22 per borrow and return but not to exceed an aggregate sum of $50,000 for the Term.